Exhibit 24.2




                       Consent of Independent Accountants



The Board of Directors
Intervest Bancshares Corporation
New York, New York:


We consent to the use of our report dated January 18, 2001 relating to the consolidated balance sheets as of December 31, 2000 and 1999 and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for the three-year period ended December 31, 2000 of Intervest Bancshares Corporation and to the use of our name under the caption of "Experts," in the Registration Statement on Form S-1 of Intervest Bancshares Corporation.




HACKER, JOHNSON & SMITH PA
Tampa, Florida
June 18, 2001